News Release

FOR IMMEDIATE RELEASE
Trustmark National Bank Board Elects Host President and Chief Operating Officer
Jackson, Miss. – March 11, 2008 -  The Board of Directors of Trustmark National Bank has elected Gerard R. Host as President and Chief Operating Officer.  Mr. Host joined Trustmark in 1984, and during his 24 years with Trustmark he has served in several capacities, including Chief Financial Officer and, most recently, President of General Banking.  Richard G. Hickson, Trustmark’s Chairman and CEO, stated “I am delighted that the Board has recognized Jerry for his outstanding leadership over the last two decades at Trustmark, and I look forward to our continued partnership in the future to enhance the value of Trustmark for our shareholders.”
Mr. Host is a Director of Trustmark National Bank, the New Orleans Branch of the Federal Reserve Bank of Atlanta and the Mississippi Economic Council.  He is past Chairman of Pulse-EFT Association, a Discover Financial Services company.  He serves as Trustee and is past Chairman of the Board of the Mississippi Museum of Art.  Mr. Host received his B.A. degree in economics from the University of South Alabama.  He is also a graduate from the LSU School of Banking and the Center for Creative Leadership.
Trustmark National Bank is a wholly owned subsidiary of Trustmark Corporation (NASDAQ: TRMK), a financial services company with $9 billion in assets that provides banking and financial solutions through over 150 offices and 2,600 associates in Florida, Mississippi, Tennessee and Texas.

Trustmark Contacts:
Investors:	Louis E. Greer, Executive Vice President & Chief Financial Officer, 601-208-2310
Joseph Rein, First Vice President, 601-208-6898
Media:	Melanie A. Morgan, First Vice President, 601-208-2979